Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT (this “Agreement”) made as of August 29, 2023 (the “Effective Date”), between G-III Apparel Group, Ltd., a Delaware corporation (the “Company”), and Sammy Aaron (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive are parties to an Employment Agreement (the “Prior Agreement”), dated July 11, 2005, as amended;

WHEREAS, the Company desires that the Executive enter into this Agreement so that the Company may be assured of the services of the Executive for the term of this Agreement and the Executive is desirous of providing such services on the terms and conditions as provided for in this Agreement, and

WHEREAS, it is the intention of the Company and the Executive that this Agreement supersede the Prior Agreement, and that from and as of the date hereof the Prior Agreement shall be cancelled and of no further force and effect.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1.EMPLOYMENT.

The Company hereby employs Executive as the Vice Chairman and President of the Company, and Executive hereby accepts such employment, subject to the terms and conditions herein set forth.  Executive hereby agrees to accept such employment, to diligently, faithfully and competently perform such services consistent with such position as shall from time to time be reasonably assigned to him by the Company’s Board of Directors or its Chief Executive Officer, and to diligently, faithfully and competently devote his entire business time, skill and attention to the performance of his duties and responsibilities to the Company.  Executive shall report directly to the Company’s Chief Executive Officer.

2.TERM.

The term of employment under this Agreement shall terminate on January 31, 2025, subject to prior termination in accordance with the terms hereof (the “Employment Term”); provided, however, that on each August 1st prior to the end of the then Employment Term, commencing with August 1, 2024, the Employment Term of this Agreement shall be automatically extended for an additional one-year period unless prior to such August 1st either party shall have given written notice to the other that the Employment Term of this Agreement shall not be extended any further.

3.COMPENSATION.

(a) Salary. As compensation for the employment services to be rendered by Executive hereunder, the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, payable in accordance with Company normal payroll policy at the time in effect, a salary at the rate of One Million Dollars ($1,000,000) per year, subject to such increases as may be approved at the discretion of the Compensation Committee of the Board of Directors.  Executive shall not be entitled to any additional compensation for any service as a director of the Company, unless and to the extent that any other employee of the Company who serves as a director is compensated for such service.

(b) Bonuses. (i) Within 15 days of the Effective Date, Executive shall be entitled to receive a one-time special bonus of Two Million Dollars ($2,000,000).

(ii) Within 15 days of January 31, 2025, Executive shall be entitled to receive a one-time retention bonus of One Million Dollars $1,000,000, provided that, as of January 31, 2025, the Company shall not have terminated this Agreement for “cause” (as hereinafter defined) and Executive shall not have terminated this Agreement without “cause” or without “Good Reason” (as hereinafter defined).

(c) Annual Incentive Plan. During each of the Company’s fiscal years during the Employment Term, commencing with the fiscal year ending January 31, 2024, Executive shall be entitled to participate in the Company’s Annual Incentive Program with a target bonus in the amount of $3,000,000 (the “Target Bonus”) for each fiscal year. The amount of the annual incentive paid to Executive with respect to any fiscal year shall be based on each year’s Annual Incentive Program that will contain performance metrics and adjustments thereto as determined with respect to each fiscal year by the Compensation Committee.

(d) Payment.  Payments under the Annual Incentive Program shall be made in a manner consistent with past practice with respect to payments of annual incentive compensation (i.e., during the 75 days after the close of the applicable fiscal year and shall be made irrespective of the Executive’s then current employment status with the Company, except that no payments shall be made under the Annual Incentive Program following a termination of this Agreement by the Executive without “cause” (as defined in Section 6(b) hereof) or without Good Reason or a termination of this Agreement by the Company for “cause” (as defined in Section 6(a) hereof); provided that, with respect to any fiscal year of the Company during which the Executive’s employment terminates (except as provided above), the Executive shall be entitled only to a pro rata share of payments pursuant to the Annual Incentive Program based upon a pro rata share calculated as a fraction based upon the number of days which the Executive has been employed by the Company in such fiscal year divided by the entire number of days in such fiscal year).

(e) Equity Grants. So long as Executive is performing his duties hereunder, Executive shall be entitled to receive annual grants under the Company’s 2015 Long Term Incentive Plan (the “Existing Plan”) or such other plan (the “New Plan”) that replaces the Existing Plan (collectively the “Plan”) for an aggregate of 225,000 shares with 60% of such shares being subject to Performance Stock Units (“Annual PSUs”) and 40% of such grants being subject to Restricted Stock Units (“Annual RSUs”); provided, however, that the aggregate grant date fair value for the annual grants based on the closing price of the Company’s common stock on the date of grant may not exceed $4,500,000. (By way of example, if the closing price of the Company’s common stock on the date of grant is $20 or less, then the annual grant shall be for an aggregate of 225,000 shares. If the closing price of the Company’s common stock on the date of grant is greater than $20, the aggregate number of shares subject to the annual grant will be the amount determined by dividing $4,500,000 by such closing price with 60% of such shares being subject to Annual PSUs and 40% of such shares being subject to Annual RSUs.)  Executive understands and agrees that (i) the performance metrics and other terms and conditions of the Annual PSUs, including time vesting provisions, shall be as determined by the Compensation Committee and subject to a PSU Agreement and the terms of the Plan governing such grants and (ii) the Annual RSUs shall be subject to three-year cliff vesting and other terms and conditions as determined by the Compensation Committee and subject to an RSU Agreement and the terms of the Plan.

4.EXPENSES.

The Company shall pay or reimburse Executive, upon presentment of suitable vouchers, for all reasonable business and travel expenses which may be incurred or paid by Executive in connection with his employment hereunder in accordance with Company policy.  Executive shall comply with such requirements and shall keep such records as the Company may deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and regulations promulgated thereunder.

5.OTHER BENEFITS.

(a)Executive shall be entitled to six (6) weeks paid vacation per year, and to participate in the benefit plans and arrangements and receive any other benefits customarily provided by the Company to its senior executive personnel (including any profit sharing, pension, disability insurance, hospital, major medical insurance and group life insurance plans in accordance with the terms of such plans) (the “Benefit Plans”).  When traveling on business, Executive shall be entitled to air travel on the same basis as other senior executives of the Company.  To the fullest extent permitted by Delaware law, the Company shall indemnify the Executive and hold him harmless from any and all claims, losses, liabilities and expenses, including reasonable fees and disbursements of counsel selected by the Company, arising out of the acts and omissions of Executive as an officer or director of the Company.

(b) Disability.  If during the Employment Term the Executive becomes disabled or incapacitated to the extent that he is unable to perform his duties hereunder (due to any physical or mental injury, illness or defect) for a period of 180 consecutive days and his employment with the Company terminates as a result, then the Company shall thereafter pay to the Executive fifty percent of the amount of the annual base salary provided for pursuant to Section 3 hereof during the period of such disability or incapacity, in the same manner set forth in said Section 3, for the balance of the Employment Term.  During such 180 day period, the Executive shall be entitled to receive his annual base salary provided for in Section 3.

6.TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.
(a)Termination for Cause by the Company.  The Company may terminate this Agreement and all of the Company’s obligations hereunder for “cause”.  Termination by the Company for “cause” shall mean termination by action of a majority of the members of the Company’s Board of Directors because of the Executive’s conviction of a felony (which, through lapse of time or otherwise, is not subject to appeal) or willful refusal without proper cause to perform his obligations under this Agreement or because of the Executive’s material breach of any of the covenants provided for in Sections 8, 9 and 10 hereof.  Such termination shall be effected by written notice thereof by the Company to the Executive, and, except as hereinafter provided, shall be effective as of the date of such notice; provided, however, that such termination shall not be effective if (i) such termination is because of the Executive’s willful refusal without proper cause to perform any one or more of his obligations under this Agreement, (ii) such notice is the first such notice of termination for any reason delivered by the Company to the Executive hereunder, and (iii) within 7 days following the date of such notice the Executive shall cease his refusal and shall use his best efforts to perform such obligations.

The Executive may, within 15 days following delivery of the notice of termination referred to in the preceding paragraph, by written notice to the Board of Directors of the Company, cause the matter of the termination of this Agreement to be discussed at the next regularly scheduled meeting of the Board of Directors or at a special meeting of the Board of Directors held in accordance with the Company’s By-Laws.  The Executive shall be entitled to be represented by counsel at such meeting which shall be conducted according to a procedure deemed equitable by a majority of the Directors present.  If, at such meeting, it shall be determined by a majority of the Directors that this Agreement had been terminated without proper cause, the provisions of this Agreement shall be reinstated with the same force and effect as if the notice of the termination had not been given.  The Executive shall be entitled to receive the compensation and other benefits provided herein for the period from the date of the delivery of the notice of termination through the date of such Board meeting.  Nothing herein contained shall limit or deny the Executive’s right to have any such dispute resolved pursuant to arbitration as set forth in Section 15 hereof.

(b)Termination for Cause or Good Reason by the Executive.  The Executive shall have the right to terminate this Agreement for “cause” or Good Reason.  Termination by the Executive for “cause” shall mean (i) termination because of a material breach by the Company of any of its obligations hereunder or (ii) if the Company shall give written notice pursuant to Section 2 that the Employment Term shall not be extended any further. ‘Good Reason’ shall have the meaning ascribed to such term in the Plan.
(c)Executive’s Remedies.  In the event the Company terminates this Agreement without cause (as defined in Section 6(a) hereof) (other than a termination pursuant to Section 5(b)), or in the event the Executive terminates this Agreement for cause (as defined in Section 6(b) hereof) or Good Reason, the parties hereto agree that damages to the Executive shall be difficult to ascertain in any such event, but in order to limit the liability of the Company the Executive shall be entitled to receive severance payments equal to the following:  (x) his then current annual base salary payable for two (2) years thereafter in accordance with equal payroll installments, plus (y)  his Target Bonus for the fiscal year in which his employment terminates and for the following fiscal year, in each case payable at the same time such bonus would have been paid had the Executive’s employment not terminated, plus (z) all other benefits accruing to the Executive to the date of termination as provided hereunder.
(d)Mitigation.  In the event of the termination of this Agreement by the Executive  for “cause” or Good Reason or in the event of the termination of the Executive’s employment by the Company without cause (as defined in Section 6(a) hereof) or in breach of this Agreement, it is expressly understood that the Executive shall not be required to seek other employment in order to mitigate his damages hereunder.
(e)Legal Costs.  In the event that the Executive institutes any legal action to enforce his rights, or to recover damages for breach of the Company’s obligations, under this Agreement and this Section 6, the Executive in such an action shall be entitled to recover from the Company all costs and expenses (including, without limitation, attorneys’ fees and disbursements) incurred by him if he prevails in any such action or if any such action is settled in his favor.
(f)Change In Control.  Notwithstanding anything to the contrary contained in Section 6(c) hereof, and in lieu of any payments required to be made pursuant to said Section 6(c), in the event (i) the Company shall terminate this Agreement without cause (as defined in Section 6(a) hereof) (other than a termination pursuant to Section 5(b)) or (ii) the Executive shall terminate this Agreement for cause (as defined in Section 6(b) hereof) or Good Reason, in either case at any time within two years after the occurrence of a Change In Control (as defined below) of the Company, the Company shall pay to the Executive, in  equal periodic payroll installments during the twenty-four months after such termination date, an amount equal to two (2.0) times the Executive's "annualized includable compensation for the base period," as defined in section 280G of the Internal Revenue Code of 1986 (the "Code"), or any successor provision (which term includes, without limitation, the Executive's base salary and bonus). In addition, for a period of two  years from such termination date, the Company shall continue to provide all other benefits to the Executive at least equal to those which would have been provided to the Executive had the Executive’s employment not been so terminated, or, if more favorable to the Executive, those benefits generally in effect at any time thereafter with respect to similar executive officers of the Company (or its successor, if applicable).

Furthermore, for purposes of determining eligibility of the Executive for retiree benefits pursuant to any plan, program or policy maintained by the Company, the Executive shall be considered to have remained employed until the end of such two year period and to have retired on the last day of such period; provided, however, that to the extent it is not possible under any such plan, program or policy to characterize such two year period as employment service, the Company agrees to provide the Executive with such substantially equivalent benefit as would give the Executive the same substantial benefit he would have received if such characterization was possible and given effect.

(g)As used in this Section 6(g), a Change In Control shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Morris Goldfarb and his affiliates, shall become the beneficial owner of 35% or more of the Company’s then outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(h)The Company’s obligation to continue to pay compensation under this Section 6 after termination of this Agreement and provide such benefits shall be conditional upon (1) Executive executing a general release in the form of Exhibit A attached hereto in favor of the Company waiving claims pertaining to the termination of his employment and other customary employment-related claims and (2) Executive’s compliance with his obligations under Section 8, 9, and 10  hereof.
(i)Section 280G. (a) Notwithstanding anything to the contrary contained in this Agreement or in any other agreement entered into by and between the Executive, on the one hand, and the Company or any of its affiliates, on the other hand, or in any incentive arrangement or plan (including equity arrangements and plans) offered by the Company or its affiliates, in the event that any amount or benefit paid or provided (or to be paid or provided) to the Executive pursuant to this Agreement, taken together with any other amounts or benefits paid or provided (or to be paid or provided) to the Executive by the Company or its affiliates (collectively, the “Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Code, and would thereby subject the Executive to an excise tax under Section 4999 of the Code (the “Excise Tax”), then the provisions of this paragraph (i) will apply. If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments exceeds the amount that can be paid to the Executive without the Executive incurring an Excise Tax, then, solely to the extent that the Executive would be better off on an after-tax basis (taking into account all federal, state, and local taxes, including income, employment, and excise taxes) by receiving the maximum portion of the Covered Payments that may be made without the Executive becoming subject to the Excise Tax, the amounts payable to the Participant under this Agreement (or under any other agreement, arrangement, or plan) will be reduced (but not below zero) to the maximum amount that may be paid without the Executive becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”). In the event that the Executive receives reduced payments and benefits as a result of the application of this paragraph (i), reduction will be made in accordance with the following rules: (i) first, reductions will first be made from payments and benefits that are determined not to be nonqualified deferred compensation for purposes of Section 409A of the Code, and then will be made (to the extent necessary) out of payments and benefits that are subject to Section 409A of the Code; (ii) second, within such categories, reductions will first be made to cash severance payments before being made to other cash payments, and then last to payments in connection with equity awards; and (iii) third, within such categories, reductions will be made to payments and benefits in reverse chronological order (i.e., amounts due to be paid later will be reduced before amounts due to be paid sooner).
(j)The accounting firm engaged by the Company for general tax purposes or such other nationally-recognized accounting firm selected by the Company will perform the calculations contemplated by this paragraph (i). The Company and the Executive agree to provide such firm with such information and documents as such firm may reasonably request in order to perform such calculations. The Company will bear all expenses of such firm with respect to the determinations required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and the Executive. If the accounting firm determines that no Excise Tax is payable with respect to a payment, either before or after the application of the Payment Cap, then it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such payments. Any good faith determinations of the accounting firm made hereunder will be final, binding, and conclusive upon the Company and the Executive.
(k)The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A. Further, to the extent that the payment of any amounts or benefits that are considered “nonqualified deferred compensation” under Section 409A are conditioned on the Executive’s execution of a general release and the period of time during which the Executive has to execute such general release and for such general release to become effective spans two calendar years, then no such payments shall be made earlier than the second of such calendar years, and any such payments that otherwise would have been made during the first of such calendar years shall instead be made with the first such payment made during the second of such calendar years, irrespective of the calendar year in which such general release is executed and becomes effective. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made no later than the last day of the Executive’s taxable year following the taxable year in which the expense occurred (or no later than such earlier date as otherwise set forth elsewhere in this Agreement). For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. If the Executive is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment in connection with a separation from service sooner than six months after his “separation from service” that, absent the application of this paragraph, would be subject to additional tax imposed pursuant to Section 409A as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (x) six months after the Executive’s separation from service, or (y) the Executive’s death. Notwithstanding the foregoing, the Company makes no representation to the Executive about the effect of Section 409A on the provisions of this Agreement.
7.Death.

If the Executive shall die during the term of this Agreement, this Agreement and all benefits hereunder shall terminate except that (i) if death occurs during the term of this Agreement, the Executive’s estate shall be entitled to continue to receive the then current base salary provided in Section 3 hereof for a period of twelve months from the last day of the month in which his death occurs and shall be eligible to receive compensation pursuant to the Annual Incentive Program under Section 4 (based on actual performance) hereof prorated according to the number of days of employment in such fiscal year, and (ii) such termination shall not affect any vested rights which the Executive may have at the time of his death pursuant to any insurance or other death benefit plans or arrangements of the Company or any subsidiary, which rights shall continue to be governed by the provisions of such plans and agreements.

8.NON-COMPETITION.
(a)In view of the unique and valuable services expected to be rendered by Executive to the Company, Executive’s knowledge of the trade secrets and other proprietary information relating to the business of the Company and in consideration of the compensation to be received hereunder, Executive agrees that until a period of two (2) years following the termination of Executive’s employment hereunder (the “Non-Competition Period”), Executive shall not, whether for compensation or without compensation, directly or indirectly, as an owner, principal, partner, member, shareholder, independent contractor, consultant, joint venturer, investor, licensor, licensee, lender or in any other capacity whatsoever, alone, or in association with any other business entity or individual, carry on, be engaged or take part in, or render services (other than services which are generally offered to third parties) or advice to, own, share in the earnings of, invest in the stocks, bonds or other securities of, or otherwise become financially interested in, any business entity or individual engaged in any business in competition with any business engaged in by the Company during the Employment Term. The record or beneficial ownership by Executive of up to 2.0% of the shares of any corporation whose shares are publicly traded on a national securities exchange or in the over-the-counter market shall not of itself constitute a breach hereunder.  In addition, Executive shall not, directly or indirectly, during the Non-Competition Period, (i) request or cause any customers or licensors with whom the Company has a business relationship to cancel or terminate any such business relationship with any member of the Company or (ii) solicit, interfere with, entice from or hire from any member of the Company, any employee of any member of the Company or any person who was an employee of any member of the Company within one year prior to the termination of Executive’s employment hereunder
(b)If any portion of the restrictions set forth in this Section 8 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

(c)Executive acknowledges that the provisions of this Section 8 were a material inducement to the Company to enter into this Agreement, and that the Company would not enter into this Agreement but for the agreements and covenants contained herein.  Executive further acknowledges that the limitations set forth in this Section 8 are reasonable and properly required for the adequate protection of the business of the Company.  Executive hereby waives, to the extent permitted by law, any and all right to contest the validity of this Section 8 on the grounds of breadth of its geographic or product or service coverage or length of term.  In the event any such limitation hereunder is deemed to be unreasonable by a court of competent  jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or time period which such court shall deem reasonable.
(d)Nothing contained in this Agreement shall require the Company to utilize Executive’s services under this Agreement, the Company’s only obligation to Executive being payment of his compensation, benefits and expenses under this Agreement during the Initial Term.
9.INVENTIONS AND DISCOVERIES.
(a)Executive shall promptly and fully disclose to the Company, with all necessary detail for a complete understanding of the same, all developments, know-how, improvements, concepts, ideas, designs, sketches, writings, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, developed, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of the Company) during the Employment Term, solely or jointly with others, using the Company’s resources, or relating to any current or proposed business or activities of the Company known to him as a consequence of his employment or the rendering of services hereunder (collectively, the “Subject Matter”).
(b)Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company all his rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for trademarks, copyrights or patents, as may be necessary to obtain trademarks, copyrights and patents for the Subject Matter in any and all countries and to vest title thereto in the Company.  Executive shall assist the Company in obtaining such trademarks, copyrights or patents during the term of this Agreement, and any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter; provided, however, that following termination of employment Executive shall be reasonably compensated for his time and reimbursed his reasonable out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony if it is required after the Non-Competition Period.
10.NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.
(a)Executive shall not, during the term of this Agreement, or at any time following expiration or termination of this Agreement, directly or indirectly, disclose or permit to be known (other than as is required in the regular course of his duties (including without limitation disclosures to the Company’s advisors and consultants) or as is required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or with the prior written consent of the Company, to any person, firm or corporation, any Confidential Information (as hereinafter defined) acquired by him during the course of, or as an incident to, his employment hereunder, relating to the Company, any client of the Company, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing (“G-III Confidential Information”).  As used herein, the term “Confidential Information” shall mean proprietary technology, trade secrets, designs, sketches, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, manufacturing sources, the substance of agreements with customers, suppliers and others, marketing arrangements, licensing agreements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information.  This confidentiality obligation shall not apply to any G-III Confidential Information which becomes publicly available other than in violation of this Section 10.
(b)All information and documents relating to the Company as hereinabove described shall be the exclusive property of the Company, and Executive shall use his reasonable best efforts to prevent any publication or disclosure thereof.  Upon termination of Executive’s employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive’s possession or control shall be returned and left with the Company.
11.SPECIFIC PERFORMANCE.

Executive agrees that if he breaches, or threatens to commit a breach of, any of the provisions of Sections 8, 9 or 10 (the “Restrictive Covenants”), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to injunctive relief and/or to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction, without the posting of any bond or other security, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.  Notwithstanding the foregoing, nothing herein shall constitute a waiver by Executive of his right to contest whether a breach or threatened breach of any Restrictive Covenant has occurred.

12.AMENDMENT OR ALTERATION.

No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

13.GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed therein.

14.SEVERABILITY.

The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

15.WITHHOLDING.

The Company may deduct and withhold from the payments to be made to Executive hereunder any amounts required to be deducted and withheld by the Company under the provisions of any applicable statute, law, regulation or ordinance now or hereafter enacted.

16.NOTICES.
17.For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered against receipt therefor or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:	(On file with the Company)
If to the Company:	G-III Apparel Group, Ltd. 512 Seventh Avenue New York, New York 10019 Attention: Chief Financial Officer

With a copy, in either case, to:

Norton Rose Fulbright US LLP
1301 Avenue of the Americas

New York, NY 10019
Attention: Neil Gold, Esq. and Steven Suzzan, Esq.

18.COUNTERPARTS AND FACSIMILE SIGNATURES.

This Agreement may be signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.  For purposes of this Agreement, a facsimile copy of a party’s signature shall be sufficient to bind such party.

19.WAIVER OR BREACH.

It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

20.ENTIRE AGREEMENT AND BINDING EFFECT.

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements, both written and oral, between the parties with respect to the subject matter hereof (including the Prior Agreement), , and may be modified only by a written instrument signed by each of the parties hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns; provided, however, that Executive shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of the Company.  It is intended that Sections 8, 9, 10 and 11 benefit each of the Company and each other member of the Company, each of which is entitled to enforce the provisions of Sections 8, 9, 10 and 11.

21.SURVIVAL.

The termination of Executive’s employment hereunder or the expiration of this Agreement shall not affect the enforceability of Sections 8, 9, 10 and 11 hereof.

22.FURTHER ASSURANCES.

The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

23.CONSTRUCTION OF AGREEMENT.

No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

24.HEADINGS.

The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

G-III APPAREL GROUP, LTD.

By:	/s/ Neal Nackman
Neal Nackman

/s/ Sammy Aaron
Sammy Aaron

EXHIBIT A

[Letterhead of G-III Apparel Group, Ltd.]

[Date]

[Executive]

[Address]

Dear [Executive]:

This will confirm that your employment with G-III Apparel Group, Ltd.. (the “Company”) has been terminated as of [date].  In exchange for your general release and fulfillment of all of your commitments in this Agreement, which are set forth below, the Company will pay you the amounts (the “Severance Payments”) set forth in Section 6 of your employment agreement with the Company (the “Employment Agreement”).  In addition, you agree (i) to comply with the terms of Sections 8, 9 and 10 of the Employment Agreement, (ii) not to disparage the Company or any of its subsidiaries (collectively, the “G-III Group”) or make or cause to be made any statement that is critical of or otherwise maligns the business reputation of the G-III Group and (iii) not to tortiously interfere in any manner with the present or future business activities of the G-III Group.  The Company agrees not to disparage you or make or cause to be made any statement that is critical of or otherwise maligns your business reputation and not to tortiously interfere in any manner with your future business activities.

The foregoing voluntary payment is given in return for your discharge and release of all claims, obligations, and demands which you have, ever had, or in the future may have, against the Company, any affiliated entities and any of its or their stockholders, officers, directors, employees, or agents, arising out of or relating to your employment and the termination thereof up to the date of this Release, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, applicable New York State law, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act, and all other federal, state, and local discrimination laws, and claims for wrongful discharge.  You further waive and release any claimed right to reemployment, or employment in the future with the Company or any other member of the G-III Group.  You do not, however, waive or release any claims which arise after the date that you execute this agreement or any claims to enforce your rights to the Severance Payments under the Employment Agreement.

The Company has advised you to consult with an attorney and/or governmental agencies prior to executing this agreement.  By executing this agreement you acknowledge that you have been provided an opportunity to consult with an attorney or other advisor of your choice regarding the terms of this agreement, that you have been given a minimum of twenty-one days in which to consider whether you wish to enter into this agreement, and that you have elected to enter into this agreement knowingly and voluntarily.  You may revoke your assent to this agreement within seven days of its execution by you (the “Revocation Period”), and the agreement will not become effective or enforceable until the Revocation Period has expired.

If this is in accordance with our agreement, please sign and return to us the enclosed copy of this letter, which shall then be a binding agreement between us.

G-III APPAREL GROUP, LTD.

By:____________________________________

Title:___________________________________

Agreed and Accepted:

_____________________________